Exhibit (K)

                            ADMINISTRATION AGREEMENT


          THIS ADMINISTRATION AGREEMENT is made as of November 1, 1995, by and between THE DREYFUS CORPORATION, a New York corporation ("Dreyfus"), and DREYFUS STRATEGIC MUNICIPAL BOND FUND, INC., a Maryland corporation (the "Fund").

          WHEREAS, the Fund is registered as a closed-end diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

          WHEREAS, the Fund desires to retain Dreyfus to render certain administration services to the Fund and Dreyfus is willing to render such services;

                                   WITNESSETH:

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

          1. APPOINTMENT. The Fund hereby appoints Dreyfus to act as Administrator of the Fund on the terms set forth in this Agreement. Dreyfus accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

          2. DELIVERY OF DOCUMENTS. The Fund has furnished Dreyfus with copies properly certified or authenticated of each of the following:

          (a) Resolutions of the Fund's Board of Directors authorizing the appointment of Dreyfus to provide certain administration services to the Fund and approving this Agreement;

          (b) The Fund's Articles of Incorporation filed with the Maryland Department of Assessments and Taxation on September 26, 1989 and all amendments thereto (the "Articles");

          (c) The Fund's By-Laws and all amendments thereto (the "By-Laws");

          (d) The Investment Advisory Agreement between The Dreyfus Corporation (the "Adviser" for purposed herein) and the Fund dated as of November 2, 1989 (the "Advisory Agreement");

          (e) The Custodian Agreement between Boston Safe Deposit and Trust Company (the "Custodian") and the Fund dated as of November 2, 1989 (the "Custodian Agreement");

          (f) The Transfer Agency Agreement between The Shareholder Services Group, Inc. (the "Transfer Agent") and the Fund dated as of November 2, 1989;

          (g) The Fund's most recent Registration Statement on Form N-2 (the "Resistration Statement") under the Securities Act of 1933 and under the 1940 Act (File Nos. 33-31248 and 811-5877). as filed with the SEC on October 26, 1989 relating to shares of the Fund's Common Stock, $.001 par value (the "Shares"), and all amendments thereto; and

          (h) The Fund's most recent prospectus (the "Prospectus").

          The Fund will furnish Dreyfus from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing. Furthermore, the Fund will provide Dreyfus any other documents that Dreyfus may reasonably request and will notify Dreyfus as soon as possible of any matter materially affecting the performance of Dreyfus of its services under this Agreement.

          3. DUTIES AS ADMINISTRATOR. Subject to the supervision and direction of the Board of Directors of the Fund, Dreyfus, as Administrator, will assist in supervising various aspects of the Fund's administrative operations and undertakes to perform the following specific services:

          (a) Maintaining office facilities (which may be in the offices of Dreyfus or a corporate affiliate);

          (b) Furnishing statistical and research data, data processing services, clerical services, and internal executive and administrative services and stationery and office supplies in connection with the foregoing;

          (c) Accounting and bookkeeping services (including the maintenance of such accounts, books and records of the Fund as may be required by Section 31(a) of the 1940 Act and the rule thereunder);

          (d) Internal auditing;

          (e) Valuing the Fund's assets and calculating the net asset value of the shares of the Fund at the close of trading on the New York Stock Exchange on the last day on which the NYSE is open for trading of each week and month.

          (f) Accumulating information for and, subject to approval by the Fund's Treasurer, preparing reports to the Fund's shareholders of record and the SEC including. but not necessarily limited to, Annual Reports and Semi-Annual Reports on Form N-SAR;

          (g) Preparing and filing various reports or other documents required by Federal, state and other applicable laws and regulations and by stock exchanges on which the shares of the Fund are listed, other than those filed or required to be filed by the Fund's Adviser or Transfer Agent;

          (h) Preparing and filing the Fund's tax returns;

          (i) Assisting in the monitoring and development of compliance procedures to assist the Adviser in monitoring compliance with the Fund's investment objectives, policies, restrictions, tax matters and applicable laws and regulations; and

          (j) Preparing and furnishing the Fund (at the Fund's request) with performance information (including yield and total return information) calculated in accordance with applicable U.S. securities laws and reporting to external databases such information as may reasonably be requested.

          In performing all services under this Agreement, Dreyfus shall act in conformity with Fund's Articles of Incorporation and By-Laws; the 1940 Act and the Investment Advisers Act of 1940, as the same may from time to time be amended; and the investment objectives, investment policies and other practices and policies set forth in the Fund's Registration Statement as such Registration Statement and practices and policies may be amended from time to time.

          4. ALLOCATION OF EXPENSES. Dreyfus shall bear all expenses in connection with the' performance of its services under this Agreement.

          (a) Dreyfus will from time to time employ or associate with itself such person or persons as Dreyfus may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both Dreyfus and the Fund. The compensation of such person or persons shall be paid by Dreyfus and no obligation shall be incurred on behalf of the Fund in such respect.

          (b) Dreyfus shall not be required to pay any of the following expenses incurred by the Fund: custodial expenses; membership dues in the Investment Company Institute or any similar organization; transfer agency expenses; investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage commissions; taxes and fees payable to Federal, state and other governmental agencies; fees of Directors of the Fund who are not affiliated with Dreyfus; outside auditing expenses; outside legal expenses; or other expenses not specified in this Article 4 which may be properly payable by the Fund.

          (c) For the services to be rendered, the facilities to be furnished and the payments to be made by Dreyfus, as provided for in this Agreement, Dreyfus shall be compensated by the Fund pursuant to an amended Fee Agreement among the Fund, Dreyfus, Boston Safe Deposit and Trust Company and The Shareholder Services Group, Inc., dated as of November 1, 1995.

          (d) The Fund will compensate Dreyfus for its services rendered pursuant to this Agreement in accordance with the fees set forth above. Such fees do not include out-of-pocket disbursements of the Administrator for which the Administrator shall be entitled to bill separately. Out-of-pocket disbursements shall include, but shall not be limited to, the items specified in Schedule A, annexed hereto and incorporated herein, which schedule may be modified by the Administrator upon not less than thirty days' prior written notice to the Fund.

          (e) Dreyfus will bill the Fund as soon as practicable after the end of each calendar month, and said billings will be detailed in accordance with the out-of-pocket schedule. The Fund will promptly pay to Dreyfus the amount of such billing.

          5. LIMITATION OF LIABILITY. Dreyfus shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from Dreyfus' willful misfeasance, bad faith or gross negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof. The Fund will indemnify Dreyfus against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from the willful misfeasance, bad faith or gross negligence of Dreyfus in the performance of such obligations and duties.

          6. TERMINATION OF AGREEMENT.

          (a) This Agreement shall become effective on the date hereof and shall remain in force unless terminated pursuant to the provisions of subsection (b) of this Section 6.

          (b) This Agreement may be terminated at any time without payment of any penalty, upon 60 days' written notice, by vote of the holders of a majority of the outstanding voting securities of the Fund, or by vote of a majority of the Board of Directors of the Fund, or by Dreyfus.

          7. AMENDMENT TO THIS AGREEMENT. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

          8. MISCELLANEOUS.

          (a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or Dreyfus shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                          To the Fund:

                          Dreyfus Strategic Municipal Bond Fund, Inc.
                          200 Park Avenue
                          New York, New York 10166
                          Attention: Daniel C. Maclean, Esq.

                          To Dreyfus:

                          The Dreyfus Corporation, Inc.
                          200 Park Avenue
                          New York, New York 10166
                          Attention: Jeffrey Nachman

          (b) This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.

          (c) This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

          (d) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

          (e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date, first written above.

                                  THE DREYFUS CORPORATION


                                   By:
                                      ----------------------------

                                   DREYFUS STRATEGIC MUNICIPAL BOND
                                   FUND, INC.

                                   By: /S/ ELIZABETH BACHMAN
                                      ------------------------------
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                                    EXHIBIT A

                   DREYFUS STRATEGIC MUNICIPAL BOND FUND, INC.
                             Out-of-Pocket Expenses
                            Administration Agreement

I.       Out-of-pocket expenses include, but are not limited to, the following:

         -        Postage
         -        Telephone
         -        Telecommunications charges
         -        Duplicating
         -        Pricing services
         -        Forms and supplies
         -        Travel


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